Exhibit 10.5

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (“Fifth Amendment”) is made and entered into as of 2/24/2025 (the “Fifth Amendment Effective Date”), by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BENITEC BIOPHARMA INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant (as successor-in-interest to Benitec Biopharma LTD, an Australia registered corporation) are parties to that certain Lease dated May 12, 2014 (the “Original Lease”), as amended by that certain (i) First Amendment to Lease dated May 7, 2015 (the “First Amendment”), (ii) Second Amendment to Lease dated April 26, 2018 (the “Second Amendment”), (iii) Third Amendment to Lease dated January 10, 2019 (the “Third Amendment”) and (iv) Fourth Amendment to Lease dated August 30, 2021 (the “Fourth Amendment”; and together with the Original Lease, First Amendment, Second Amendment and Third Amendment, the “Lease”), whereby Tenant currently leases 7,295 rentable square feet of space (the “Premises”) in the building (the “Building”) commonly known as Building B, which Premises is comprised of (i) 4,754 rentable square feet of space with a street address of 3940 Trust Way, Hayward, California 94545, and (ii) 2,541 rentable square feet of space with a street address of 3942 Trust Way in the Building, all located in the office project known as “Point Eden Business Park” (the “Project”).

B. The parties desire to amend the Lease on the terms and conditions set forth in this Fifth Amendment.

C. Landlord’s name was incorrectly listed on the cover page of the Lease as “HCP LS REDWOOD CITY, LLC, a Delaware limited liability company”.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Fifth Amendment.

2. Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, provided nothing contained herein shall limit or modify Landlord’s repair and maintenance obligations currently set forth in the Lease. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant’s business.

3940 and 3942 Trust Way COID: 1550 Benitec Biopharma, Inc.

3. Lease Term.

3.1. Third Extended Lease Term. Pursuant to the Lease, the Second Extended Term is scheduled to expire on June 14, 2025. Landlord and Tenant hereby agree to extend the Lease Term for a period of thirty (30) months, from June 15, 2025 (the “Third Extended Term Commencement Date”), through December 14, 2027 (the “Third Extended Term”), on the terms and conditions set forth in the Lease, as hereby amended by this Fifth Amendment (the “Amended Lease”), unless sooner terminated as provided in the Amended Lease.

3.2. Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Third Extended Term for a period of three (3) years in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease, Section 8 of the First Amendment, Section 3.2 of the Second Amendment and Section 3.2 of the Fourth Amendment (collectively, the “Option Provisions”); provided, however, (i) all references in the Option Provisions to the “initial Lease Term” shall be deemed to refer to the “Third Extended Term”, and (ii) all references in the Option Provisions to the “Lease” shall be deemed to refer to the “Amended Lease”.

4. Rent.

4.1. Base Rent. Commencing on the Third Extended Term Commencement Date and continuing during the Third Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, and otherwise shall pay Base Rent in accordance with the terms of the Lease:

Period During Third Extended Term	Annual Base Rent		Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Square Foot
June 15, 2025 – June 14, 2026	$328,275.00	*	$27,356.25	$3.75
June 15, 2026 – June 14, 2027	$339,764.63		$28,313.72	$3.88
June 15, 2027 – December 14, 2027	$351,656.39		$29,304.70	$4.02

*	Notwithstanding the foregoing, Base Rent shall be abated for the Fifth Amendment Rent Abatement Period as further described in Section 4.2, below.

4.2. Abated Base Rent. Provided that Tenant is not then in default of the Amended Lease, then during the period commencing on the first full calendar month following the Third Extended Term Commencement Date and ending on fourth (4th) full calendar month following the Third Extended Term Commencement Date (i.e., the months of July, August, September and October 2025) (the “Fifth Amendment Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Fifth

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Amendment Rent Abatement Period (the “Fifth Amendment Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Fifth Amendment Rent Abatement equals $109,425.00 (i.e., $27,356.25 per month). Tenant acknowledges and agrees that the foregoing Fifth Amendment Rent Abatement has been granted to Tenant as additional consideration for entering into this Fifth Amendment, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under the Amended Lease. If Tenant shall be in default under the Amended Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Amended Lease, or if the Amended Lease is terminated for any reason, other than as the result of casualty or condemnation, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Amended Lease, one or both of the following remedies: (i) that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder during the Fifth Amendment Rent Abatement Period, with interest as provided pursuant to the Lease from the date such Base Rent would have otherwise been due but for the abatement provided herein, or (ii) that the dollar amount of the unapplied portion of the Fifth Amendment Rent Abatement as of such default or termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Fifth Extended Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

4.3. Direct Expenses. Prior to and continuing throughout the Third Extended Term, Tenant shall pay Tenant’s Share of all Direct Expenses which arise or accrue with respect to the Premises during such period in accordance with the terms of the Amended Lease.

5. Utility Information. Tenant hereby acknowledges and agrees that (i) pursuant to certain applicable laws and/or sustainability reporting requirements (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose factual information concerning Tenant’s energy usage at the Project to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building and/or Landlord’s consultants and/or vendors (the “Tenant Energy Use Disclosure”), and (ii) in connection therewith, to the extent any utilities are separately metered and paid by Tenant, Tenant shall cooperate with Landlord as necessary to submit energy and water consumption data, including total usage and total charges as they appear on Tenant’s electric, gas, water, and other utility bills, in a format deemed reasonably acceptable by Landlord. Tenant hereby further (A) consents to all such Tenant Energy Use Disclosures made by Landlord, (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (C) releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure made in accordance with the foregoing provisions. The terms of this Section 5 shall survive the expiration or earlier termination of the Amended Lease.

6. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than CBRE, Inc., dually representing Landlord and Tenant (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment. The fees of Broker shall be paid by Landlord pursuant to the terms of a separate agreement between Landlord and Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 6 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

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7. California Required Disclosures. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).

8. Confidentiality. Tenant acknowledges that the terms and conditions of this Fifth Amendment are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, (other than on a need to know basis to Tenant’s financial, legal and actual and prospective lenders and investors) by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Fifth Amendment if required by law or court order and in any litigation between the parties. Tenant shall be liable for any disclosures made in violation of this Section 8 by Tenant or by any entity or individual to whom the terms of and conditions of this Amendment were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

9. Limitation on Liability. Notwithstanding anything to the contrary set forth in the Amended Lease, neither Landlord and Landlord Parties nor Tenant (except for Tenant’s obligations under Sections 5.3 and 16 of the Original Lease) shall be liable to the other for any consequential, special or punitive damages of any kind, in each case, however occurring.

10. REIT Provision. Notwithstanding anything contained in the Amended Lease to the contrary, Tenant shall not: (i) make a transfer to an entity in which, under the Internal Revenue Code of 1986, as amended (the “Code”), any entity that directly or indirectly owns Landlord and is qualified as a real estate investment trust (a “REIT Owner”) owns, directly, indirectly or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, a ten percent (10%) or greater interest; or (ii) make any transfer or other action under Section 14.8 of the Original Lease, in a manner that would cause any portion of the amounts received by Landlord pursuant to the Amended Lease, to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

11. Landlord’s Notice Address. Effective as of the Fifth Amendment Effective Date, Landlord’s address for notices under Section 29.18 of the Original Lease shall be revised to be:

Hayward Point Eden I Limited Partnership

c/o Healthpeak Properties, Inc.

1900 Main Street, 5th Floor

Irvine, CA 92614

Attn: LS Asset Management

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with a copy to:

Hayward Point Eden I Limited Partnership

c/o Healthpeak Properties, Inc.

1900 Main Street, 5th Floor

Irvine, CA 92614

Attn: Legal Department

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

TCW Tower

865 S Figueroa St, Suite 2800

Los Angeles, CA 90017

Attn: Steven M. Farenbaugh, Esq.

12. No Further Modification. Except as specifically set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

“LANDLORD”	HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	HCP Point Eden Incorporated, a Delaware corporation,
its General Partner

	By:	/s/ Scott Bohn
	Name:	Scott Bohn
	Its:	Chief Development Officer

“TENANT”	BENITEC BIOPHARMA INC., a Delaware corporation

	By:	/s/ Jerel Banks
	Name:	Jerel Banks
	Its:	Executive Chairman and CEO

By its execution of this Fifth Amendment, the undersigned, guarantor under the Lease, hereby consents to the foregoing Fifth Amendment, and hereby reaffirms its obligations pursuant to that certain Guaranty of Lease, dated of even date with the Original Lease, with respect to the Lease, as amended by this Fifth Amendment.

“GUARANTOR”

TACERE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Jerel Banks
Print Name:	Jerel Banks
Its:	Executive Chairman and CEO

3940 and 3942 Trust Way COID: 1550 Benitec Biopharma, Inc.